Exhibit 99.1

News Release

Investor Contact

Brett Levy

Vice President, Investor Relations

Dine Brands Global, Inc.

(818) 637-3632

Brett.Levy@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Third Quarter 2022 Results

Applebee’s and IHOP Post Seventh & Sixth Consecutive Positive Comparable

Restaurants Sales Quarters, Respectively

GLENDALE, Calif., November 2, 2022 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the third quarter of fiscal 2022.

“The third quarter reflected Dine’s collective strength and resiliency. Despite persistent economic headwinds, our performance demonstrated outstanding execution of our plan and our deep commitment to deliver on our strategy and create shareholder value,” said John Peyton, chief executive officer of Dine Brands Global, Inc.

Vance Chang, chief financial officer, added, “Our results continued to display the strength of our asset-light business model. With less than one quarter remaining in 2022, we have narrowed our EBITDA and G&A guidance to better incorporate our year-to-date progress and our prospects for the remainder of the year.”

Domestic Restaurant Sales for the Third Quarter of 2022

•

Applebee’s year-over-year comparable same-restaurant sales increased 3.8% for the third quarter of 2022. Off-premise sales accounted for 24.2% of sales mix, representing per restaurant average weekly sales of approximately $12,800.

•

IHOP’s year-over-year comparable same-restaurant sales increased 1.9% for the third quarter of 2022. Off-premise sales accounted for 20.4% of sales mix, representing per restaurant average weekly sales of approximately $7,700.

Third Quarter of 2022 Summary

•

Total revenues for the third quarter of 2022 were $233.2 million compared to $228.7 million for the third quarter of 2021. The increase was primarily due to positive comparable same restaurant sales growth at both brands.

•

Consolidated adjusted EBITDA for the third quarter of 2022 was $63.6 million, slightly ahead of the $63.3 million for the third quarter of 2021. The increase in revenues was offset by ongoing inflation across our company restaurants and higher franchise-level expenses. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

General and Administrative (“G&A”) expenses for the third quarter of 2022 were $46.3 million compared to $43.7 million for the third quarter of 2021. The variance was primarily due to continued strategic growth investments and a return to normalized operations, including higher professional services expenses and travel-related costs to support franchisees.

•

GAAP earnings per diluted share of $1.32 for the third quarter of 2022 compared to earnings per diluted share of $1.33 for the third quarter of 2021. The variance was primarily due to higher franchise, company restaurant and G&A expenses, offset by increased revenues and lower share count.

•

Adjusted earnings per diluted share of $1.66 for the third quarter of 2022 compared to adjusted earnings per diluted share of $1.55 for the third quarter of 2021. The variance was primarily due to lower share count. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•	Development activity by Applebee’s and IHOP franchisees for the third quarter of 2022 resulted in the opening of 10 new restaurants and the closure of 11 restaurants.

First Nine Months of 2022 Summary

•

Total revenues for the first nine months of 2022 were $701.4 million compared to $666.5 million for the first nine months of 2021. The increase was primarily due to strong comparable same restaurant sales growth at both brands.

•

Consolidated adjusted EBITDA for the first nine months of 2022 was $194.9 million. This compares to $193.2 million for the first nine months of 2021. The increase was primarily due to strong comparable same restaurant sales growth at both brands offset by strategic growth investments as well as higher expenses associated with a return to normal operations. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

G&A expenses for the first nine months of 2022 were $131.9 million compared to $122.9 million for the first nine months of 2021. The variance was primarily due to continued strategic growth investments and a return to normalized operations, including higher travel-related costs and professional services expenses to support franchisees.

•

GAAP earnings per diluted share of $4.22 for the first nine months of 2022 compared to earnings per diluted share of $4.52 for the first nine months of 2021. The variance was primarily due to higher income tax expense and an increase in G&A expenses, partially offset by an increase in gross profit and a decrease in closure and impairment charges.

•

Adjusted earnings per diluted share of $4.85 for the first nine months of 2022 compared to adjusted earnings per diluted share of $5.22 for the first nine months of 2021. The variance was primarily due to higher income tax expense and an increase in G&A expenses, partially offset by an increase in gross profit and lower share count. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

Cash flows from operating activities for the first nine months of 2022 were $63.5 million. This compares to cash provided from operating activities of $145.6 million for the first nine months of 2021. The decline was primarily due to the change in working capital, resulting from payments related to higher incentive compensation earned in 2021 but paid in the first quarter of 2022, one-time collection of franchisee deferrals in the first nine months of 2021 (that did not recur in 2022) and the timing of marketing disbursements.

•

The Company had adjusted free cash flow of $52.4 million for the first nine months of 2022. This compares to adjusted free cash flow of $146.1 million for the first nine months of 2021. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•	Development activity by Applebee’s and IHOP franchisees for the first nine months of 2022 resulted in the opening of 35 new restaurants and the closure of 30 restaurants.

Key Balance Sheet Metrics (as of September 30, 2022)

•	Total cash, cash equivalents and restricted cash of $424.2 million, of which $355.3 million was unrestricted cash.

•	Leverage ratio of 3.90x compared to 4.27x as of June 30, 2022.

•	Debt service coverage ratio was 4.15x compared to 4.31x as of June 30, 2022.

•	Capacity under the revolving credit facility of $221.6 million available, with a $100 million draw down in August 2022 and $3.4 million pledged.

GAAP Effective Tax Rate

The Company’s effective tax rate was 26.9% for the nine months ended September 30, 2022, as compared to 16.4% for the nine months ended September 30, 2021. The effective tax rate for the nine months ended September 30, 2022 was higher than the rate of the prior comparable period primarily due to the recognition of excess tax benefits on stock-based compensation related to the departure of the Company’s previous chief executive officer in the first quarter of 2021.

Capital Return to Shareholders

The Company repurchased 140,997 shares of its common stock in the third quarter of 2022 for a total of approximately $9.5 million, with $113.6 million repurchased through the first nine months of 2022.

On September 9, 2022, the Company announced that its Board of Directors declared and approved a quarterly cash dividend of $0.51 per share of common stock. The dividend was paid on September 30, 2022, to the Company’s stockholders of record at the close of business on September 20, 2022.

Financial Performance Guidance for 2022

The Company adjusted a number of its fiscal 2022 guidance items:

•	Domestic development activity by Applebee’s franchisees of between 5 and 15 net fewer restaurants is reaffirmed.

•

Domestic development activity by IHOP franchisees and area licensees is now expected to be between 35 and 45 net new openings (compared with between 50 and 65 restaurants as was previously guided). The change is primarily due to new openings being moved to 2023 as a result of permitting delays and supply chain issues.

•

Consolidated adjusted EBITDA range is narrowed to between approximately $243 million and $248 million, versus the previous $235 million and $250 million range. This new guidance reflects our third quarter performance and our planned strategic investments in the fourth quarter, along with the impact from refranchising our company-owned restaurants.

•

G&A expenses are now expected to be reduced to a range of between approximately $185 million and $190 million versus the $188 million and $198 million range provided earlier in the year. This total includes non-cash stock-based compensation expense and depreciation of approximately $30 million. This range reflects incremental investments in technology and operational initiatives as well as unit development and is inclusive of G&A expenses related to the company restaurants segment.

•	Capital expenditures is left unchanged in a range between $33 million and $38 million, reflecting incremental investments in the business to support sustainable growth.

Third Quarter of 2022 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on November 2, 2022 at 9:00 a.m. Eastern time. To access the call, please click this conference call registration link, and you will be provided with dial in details. A live webcast of the call, along with a replay will be available for a limited time at https://investors.dinebrands.com/investor-overview.

Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both Applebee’s Neighborhood Grill + Bar® and IHOP® brands. With over 3,400 restaurants combined in 16 countries and 338 franchisees as of December 31, 2021, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions, including the impact of inflation; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$93,215	$90,417	$277,712	$265,138
Advertising revenues	71,692	70,709	216,686	203,918

Total franchise revenues	164,907	161,126	494,398	469,056
Company restaurant sales	38,248	35,275	117,175	109,418
Rental revenues	29,207	31,273	87,080	84,797
Financing revenues	858	1,045	2,784	3,266

Total revenues	233,220	228,719	701,437	666,537

Cost of revenues:
Franchise expenses:
Advertising expenses	71,692	70,709	216,686	203,918
Bad debt credit	(77)	(1,962)	(523)	(4,246)
Other franchise expenses	8,649	6,922	24,402	20,197

Total franchise expenses	80,264	75,669	240,565	219,869
Company restaurant expenses	36,513	33,867	111,802	101,510
Rental expenses:
Interest expense from finance leases	740	822	2,254	2,677
Other rental expenses	21,268	23,645	63,720	63,359

Total rental expenses	22,008	24,467	65,974	66,036
Financing expenses	104	113	317	356

Total cost of revenues	138,889	134,116	418,658	387,771

Gross profit	94,331	94,603	282,779	278,766
General and administrative expenses	46,335	43,704	131,946	122,891
Interest expense, net	15,300	15,712	46,192	47,956
Closure and impairment charges	1,636	443	3,093	5,024
Amortization of intangible assets	2,664	2,664	7,994	8,015
Loss on extinguishment of debt	1,161	9	1,161	34
(Gain) loss on disposition of assets	(1,502)	1,299	(3,032)	1,436

Income before income taxes	28,737	30,772	95,425	93,444
Income tax provision	(7,789)	(7,661)	(25,665)	(15,368)

Net income	$20,948	$23,111	$69,760	$78,076

Net income available to common stockholders:
Net income	$20,948	$23,111	$69,760	$78,076
Less: Net income allocated to unvested participating restricted stock	(575)	(502)	(1,852)	(1,920)

Net income available to common stockholders	$20,373	$22,609	$67,908	$76,156

Net income available to common stockholders per share:
Basic	$1.32	$1.34	$4.23	$4.55

Diluted	$1.32	$1.33	$4.22	$4.52

Weighted average shares outstanding:
Basic	15,377	16,911	16,049	16,752

Diluted	15,403	16,971	16,079	16,858

Dividends declared per common share	$0.51	$—	$1.48	$—

Dividends paid per common share	$1.02	$—	$1.88	$—

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$355,288	$361,412
Receivables, net of allowance of $4,205 (2022) and $4,959 (2021)	89,529	119,968
Restricted cash	52,517	47,541
Prepaid gift card costs	24,595	28,175
Prepaid income taxes	3,502	10,529
Other current assets	11,075	6,728
Assets held for sale	109,280	—

Total current assets	645,786	574,353
Other intangible assets, net	526,989	539,390
Operating lease right-of-use assets	298,102	335,428
Goodwill	247,002	251,628
Property and equipment, net	135,368	179,411
Deferred rent receivable	44,306	50,257
Long-term receivables, net of allowance of $5,498 (2022) and $6,897 (2021)	43,245	42,493
Non-current restricted cash	16,400	16,400
Other non-current assets, net	14,823	10,006

Total assets	$1,972,021	$1,999,366

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$100,000	$—
Accounts payable	40,781	55,956
Gift card liability	126,161	165,530
Current maturities of operating lease obligations	65,174	72,079
Current maturities of finance lease and financing obligations	8,402	10,693
Accrued employee compensation and benefits	20,786	40,785
Accrued advertising	38,804	33,752
Dividends payable	—	6,919
Other accrued expenses	22,975	25,016
Liabilities held for sale	96,023	—

Total current liabilities	519,106	410,730
Long-term debt, net, less current maturities	1,281,318	1,279,623
Operating lease obligations, less current maturities	279,620	320,848
Finance lease obligations, less current maturities	31,439	59,625
Financing obligations, less current maturities	28,572	31,967
Deferred income taxes, net	74,681	76,228
Deferred franchise revenue, long-term	42,616	46,100
Other non-current liabilities	16,263	17,052

Total liabilities	2,273,615	2,242,173

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; September 30, 2022—24,966,452 issued, 15,682,061 outstanding; December 31, 2021—24,992,275 issued, 17,163,946 outstanding	250	250
Additional paid-in-capital	256,508	256,189
Retained earnings	81,179	35,415
Accumulated other comprehensive loss	(68)	(59)
Treasury stock, at cost; shares: September 30, 2022—9,284,391; December 31, 2021—7,828,329	(639,463)	(534,602)

Total stockholders’ deficit	(301,594)	(242,807)

Total liabilities and stockholders’ deficit	$1,972,021	$1,999,366

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Net income	$69,760	$78,076
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	28,870	29,995
Non-cash stock-based compensation expense	12,128	8,572
Non-cash closure and impairment charges	2,975	4,949
Non-cash interest expense	2,210	2,146
Deferred income taxes	(1,376)	(9,156)
Deferred revenue	(3,773)	(5,808)
Loss on extinguishment of debt	1,161	34
(Gain) loss on disposition of assets	(3,032)	1,436
Other	(3,816)	947
Changes in operating assets and liabilities:
Accounts receivable, net	(734)	8,398
Deferred rent receivable	5,951	4,629
Current income tax receivables and payables	7,361	4,544
Gift card receivables and payables	(16,752)	(9,215)
Other current assets	(5,948)	(2,645)
Accounts payable	(6,855)	9,678
Operating lease assets and liabilities	(8,286)	(13,994)
Accrued employee compensation and benefits	(18,738)	9,569
Accrued advertising expenses	5,052	32,232
Other current liabilities	(2,668)	(8,791)

Cash flows provided by operating activities	63,490	145,562

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	13,502	14,795
Net additions to property and equipment	(19,495)	(7,923)
Proceeds from sale of property and equipment	3,908	946
Additions to long-term receivables	(1,069)	—
Other	(255)	(357)

Cash flows (used in) provided by investing activities	(3,409)	7,461

Cash flows from financing activities:
Repayment of long-term debt	—	(9,750)
Borrowing from revolving credit facility	100,000	—
Repayment of revolving credit facility	—	(220,000)
Payment of debt issuance costs	(6,286)	—
Dividends paid on common stock	(30,765)	—
Repurchase of common stock	(113,862)	—
Principal payments on finance lease obligations	(7,001)	(7,772)
Proceeds from stock options exercised	241	25,016
Repurchase of restricted stock for tax payments upon vesting	(2,601)	(1,543)
Tax payments for share settlement of restricted stock units	(955)	(9,783)

Cash flows used in financing activities	(61,229)	(223,832)

Net change in cash, cash equivalents and restricted cash	(1,148)	(70,809)
Cash, cash equivalents and restricted cash at beginning of period	425,353	456,053

Cash, cash equivalents and restricted cash at end of period	$424,205	$385,244

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; other EBITDA adjustments; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income available to common stockholders	$20,373	$22,609	$67,908	$76,156
Closure and impairment charges	1,636	443	3,093	5,024
Amortization of intangible assets	2,664	2,664	7,994	8,015
Non-cash interest expense	774	719	2,210	2,146
(Gain) loss on disposition of assets	(1,502)	1,299	(3,032)	1,436
Loss on extinguishment of debt	1,161	9	1,161	34
Other EBITDA adjustments	2,488	—	2,488	—
Net income tax provision for above adjustments	(1,878)	(1,384)	(3,618)	(4,488)
Net income allocated to unvested participating restricted stock	(149)	(81)	(272)	(298)

Net income available to common stockholders, as adjusted	$25,567	$26,269	$77,932	$87,991

Diluted net income available to common stockholders per share:
Net income available to common stockholders per share:	$1.32	$1.33	$4.22	$4.52
Closure and impairment charges	0.08	0.02	0.14	0.22
Amortization of intangible assets	0.13	0.11	0.37	0.35
Non-cash interest expense	0.04	0.03	0.10	0.09
(Gain) loss on disposition of assets	(0.07)	0.06	(0.14)	0.06
Loss on extinguishment of debt	0.06	—	0.05	—
Other EBITDA adjustments	0.12	—	0.11	—
Net income allocated to unvested participating restricted stock	(0.01)	0.00	(0.02)	(0.02)
Rounding	(0.01)	—	0.02	—

Diluted net income available to common stockholders per share, as adjusted	$1.66	$1.55	$4.85	$5.22

Numerator for basic EPS—net income available to common stockholders, as adjusted	$25,567	$26,269	$77,932	$87,991
Effect of unvested participating restricted stock using the two-class method	1	2	4	15

Numerator for diluted EPS—net income available to common stockholders, as adjusted	$25,568	$26,271	$77,936	$88,006

Denominator for basic EPS—weighted-average shares	15,377	16,911	16,049	16,752
Dilutive effect of stock options	26	60	30	106

Denominator for diluted EPS—weighted-average shares	15,403	16,971	16,079	16,858

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Nine Months Ended
	September 30,
	2022	2021
	(In millions)
Cash flows provided by operating activities	$63.5	$145.6
Receipts from notes and equipment contracts receivable	8.4	8.4
Net additions to property and equipment	(19.5)	(7.9)

Adjusted free cash flow	52.4	146.1
Dividends paid on common stock	(30.8)	—
Repurchase of common stock	(113.9)	—

	$(92.3)	$146.1

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of closure and impairment charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income, as reported	$20,948	$23,111	$69,760	$78,076
Closure and impairment charges	1,636	443	3,093	5,024
Interest charges on finance leases	1,202	1,304	3,670	4,151
All other interest charges	17,184	16,410	49,900	50,075
Income tax provision	7,789	7,661	25,665	15,368
Depreciation and amortization	8,893	10,010	28,845	29,969
Non-cash stock-based compensation	3,801	2,961	12,128	8,574
Loss on extinguishment of debt	1,161	9	1,161	34
(Gain) loss on disposition of assets	(1,502)	1,299	(3,032)	1,436
Other	2,488	98	3,682	454

Adjusted EBITDA	$63,600	$63,306	$194,872	$193,161

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and nine months ended September 30, 2022 and 2021, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Applebee’s
Global Effective Restaurants(a)
Franchise	1,601	1,619	1,604	1,623
Company	69	69	69	69

Total	1,670	1,688	1,673	1,692

System-wide(b)
Domestic sales percentage change(c)	3.2%	30.2%	5.9%	38.6%
Domestic same-restaurant sales percentage change(d)	3.8%	27.7%	6.3%	39.5%
Franchise(b)
Domestic sales percentage change(c)	3.1%	30.2%	5.8%	38.4%
Domestic same-restaurant sales percentage change(d)	3.6%	27.8%	6.3%	39.3%
Average weekly domestic unit sales (in thousands)	$53.5	$51.4	$54.2	$50.6
IHOP
Global Effective Restaurants(a)
Franchise	1,602	1,573	1,594	1,568
Area license	157	156	156	156

Total	1,759	1,729	1,750	1,724

System-wide(b)
Sales percentage change(c)	3.7%	46.1%	9.1%	41.6%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	1.9%	40.1%	7.2%	40.5%
Franchise(b)
Sales percentage change(c)	3.6%	45.7%	9.2%	40.9%
Domestic same-restaurant sales percentage change(d)	1.6%	39.4%	7.3%	39.4%
Average weekly unit sales (in thousands)	$36.8	$36.2	$36.5	$34.0
Area License (b)
Sales percentage change(c)	5.2%	50.9%	8.4%	48.1%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Global Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and nine months ended September 30, 2022 and 2021 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$1,044.5	$1,013.3	$3,176.2	$3,000.8
Applebee’s company-operated restaurants	38.2	35.2	117.2	109.4
IHOP franchise restaurant sales	766.8	740.4	2,270.3	2,079.2
IHOP area license restaurant sales	73.5	69.8	219.3	202.4

Total	$1,923.0	$1,858.7	$5,783.0	$5,391.8

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open during both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,604	1,627	1,611	1,640
Company	69	69	69	69

Total Applebee’s restaurants, beginning of period	1,673	1,696	1,680	1,709

Franchise restaurants opened:
Domestic	—	2	2	4
International	1	—	1	1

Total franchise restaurants opened	1	2	3	5

Franchise restaurants closed:
Domestic	(3)	(5)	(9)	(15)
International	(1)	(4)	(4)	(10)

Total franchise restaurants closed	(4)	(9)	(13)	(25)

Net franchise restaurant reduction	(3)	(7)	(10)	(20)

Summary - end of period:
Franchise	1,601	1,620	1,601	1,620
Company	69	69	69	69

Total Applebee’s restaurants, end of period	1,670	1,689	1,670	1,689

Domestic	1,571	1,587	1,571	1,587
International	99	102	99	102
IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,608	1,588	1,595	1,611
Area license	156	156	156	158
Company	—	3	—	3

Total IHOP restaurants, beginning of period	1,764	1,747	1,751	1,772

Franchise/area license restaurants opened:
Domestic franchise	5	7	20	22
Domestic area license	1	1	2	2
International franchise	3	1	10	2

Total franchise/area license restaurants opened	9	9	32	26

Franchise/area license restaurants closed:
Domestic franchise	(5)	(5)	(12)	(35)
Domestic area license	(1)	(1)	(2)	(3)
International franchise	(1)	—	(3)	(9)
International area license	—	—	—	(1)

Total franchise/area license restaurants closed	(7)	(6)	(17)	(48)

Net franchise/area license restaurant additions (reductions)	2	3	15	(22)
Refranchised from Company restaurants	—	—	—	1
Franchise restaurants reacquired by the Company	—	—	—	(1)

Net franchise/area license restaurant increase (decrease)	2	3	15	(22)

Summary - end of period
Franchise	1,610	1,591	1,610	1,591
Area license	156	156	156	156
Company	—	3	—	3

Total IHOP restaurants, end of period	1,766	1,750	1,766	1,750

Domestic	1,665	1,656	1,665	1,656
International	101	94	101	94

The restaurant counts and activity presented above do not include three domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders), 13 international Applebee’s ghost kitchens and 39 international IHOP ghost kitchens as of September 30, 2022. There were two domestic and one international Applebee’s ghost kitchens and six international IHOP ghost kitchens as of September 30, 2021.